EXHIBIT 11.1

INDEPENDENT AUDITOR’S INCLUSION LETTER

We agree to the inclusion in the Cardone Non Accredited Fund, LLC Post-Qualification Preliminary Offering Circular Amendment No. 1 dated September 30, 2024 of our report, dated April 29, 2024, on our audit of the financial statements of Cardone Non Accredited Fund, LLC for the year ended December 31, 2023, and for the period from inception (January 31, 2022) to December 31, 2022.

Kaufman, Rossin & Co., P.A.

September 30, 2024

Miami, Florida